CONSULTING AGREEMENT

         AGREEMENT, made as of this 4th day of October, 1996, by and between ComTec International, Inc. (and or its successor), (the "Company"), and Gordon
E. Beckstead Associates, Inc. ("Consultant").

         WHEREAS, the Company desires professional guidance and advice regarding financial matters of all types and particularly in business plan development, and management services( more specifically, settling debts, reorganizing company, negotiating contracts, etc.) with regard to its wholly owned subsidiary, GPS Communications, Inc. ("GPS"); and

         WHEREAS, Consultant has expertise in the area of corporate finance and is willing to act as a consultant to the Company upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

1.       Duties, Scope of Agreement, and Relationship of the Parties.

         (a) The Company hereby agrees to retain Consultant as an advisor and consultant on financial matters, consistent with Consultant's expertise and ability, and Consultant agrees to consult with the Company during the term of this Agreement. All parties understand that Consultant has many other business interests and will devote as much time as in its discretion is necessary to perform its duties under this Agreement. In addition, the Company understands that Consultant's efforts on behalf of its other interests are the sole and separate property of Consultant.

         (b) The services rendered by Consultant to the Company pursuant to this Agreement shall be as an independent contractor, and this Agreement does not make Consultant the employee, agent, or legal representative of the Company for any purpose whatsoever, including without limitation, participation in any benefits or privileges given or extended by the Company to its employees. No right or authority is granted to Consultant to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the Company. The Company shall not withhold for Consultant any federal or state taxes from the amounts to be paid to Consultant hereunder, and Consultant agrees that it will pay all taxes due on such amounts.

2.       Compensation.

         (a) For its faithful performance of the undertakings and obligations to be performed by it hereunder, the Company shall pay Consultant a fee of $100,000 for services to be performed over the next twelve (12) month period for the Company. Included in the above fee is $25,000 for services rendered to date for past GPS projects and activities. Such compensation shall be paid in the form of the Company's common stock at 70% of the closing bid price on date of issuance. The stock shall be registered by the Company on a Form S- 8 registration statement with the SEC, making such stock freely tradable. Such stock shall be issued as follows:

                                                              Share price = $.70
                                                             [initialed by
                                                              parties]

                  To be issued on date of signing this agreement:

                  (1)      $25,000 for the obligation owed by GPS.

                                                     [Donald G. Mack's initials]
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                  (2)      $18,750  for the  first  90 days  of  services  to be
                           performed hereunder, and

                  (3) $6,250 per month thereafter as long as this agreement is in force or until the expiration of the 12-month period ending from the date of this agreement, whichever occurs first.

         (b) In addition, Company agrees to give Consultant stock options on an additional 100,000 shares of the Company's of common stock. The shares of stock acquired with such options shall have piggyback rights and be registered in the event the Company files a registration statement with the SEC for the public sale of its securities. The options shall be exercisable at 70% of the offering price of the public offering of stock.

         (c) All stock issued and registered under any Form S-8 registration shall be held by the Company and liquidated as deemed appropriate as not to adversely effect the market value of the stock.

3. Expenses. The Company shall reimburse Consultant for all reasonable and necessary expenses incurred by it in carrying out its duties under this Agreement, provided Consultant submits related receipts and documentation with its request for reimbursement and obtains approval from the Company.

4.       Renewal; Termination.

         (a) This Agreement shall continue in effect for a period of at least one(1) year from the date hereof.

         (b)      Subject to the  continuing  obligations  of  Consultant  under
                  Section 5 below, either party may terminate this Agreement at any time if the other party shall fail to fulfill any material obligation under this Agreement and shall not have cured the breach within 10 days after having received written notice thereof by registered mail.

         (c)      Termination  or  expiration  of  this   Agreement   shall  not
                  extinguish any rights of compensation that shall accrue prior to the termination.

5.       Confidential Information.

         (a) "Confidential Information," as used in this Section 5, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. This information includes, without limitation:

                  (i) trade secret information about the Company and its products;

                  (ii) information concerning the Company's business as the Company has conducted it since the Company's incorporation or as it may conduct it in the future; and

                  (iii) information concerning any of the Company's past, current, or possible future products, including (without limitation) information about the Company's research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, or leasing.

                                                     [Donald G. Mack's initials]

         (b) Any information that Consultant reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether Consultant or others originated it and regardless of how it obtained it).

         (c) Except as required in its duties to the Company, Consultant will never, either during or after the term of this Agreement, use or disclose Confidential Information to any person not authorized by the Company to receive it.

         (d) If this Agreement is terminated, Consultant will, after being paid all amounts due it, promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in its possession, regardless of who prepared them. The rights of the Company set forth in this Section 5 are in addition to any rights of the Company with respect to protection of trade secrets or confidential information arising out of the common or statutory laws of the State of Colorado or any other state or any country wherein Consultant may from time to time perform services pursuant to this Agreement. This Section 5 shall survive the termination or expiration of this Agreement.

6. False or Misleading Information. The Company warrants that it will provide Consultant with accurate financial, personal, corporate, and other data required by Consultant and necessary for full disclosure of all facts relevant to any efforts toward the preparation of the Business Plan and any offering. Such information shall be furnished promptly upon request. If the Company fails to provide such information, or if any information provided by the Company to Consultant shall be false or misleading, or if the Company omits or fails to provide or withholds relevant material information to Consultant or to any professionals engaged pursuant to paragraph 3 above, then, in such event, any and all fees paid hereunder will be retained by Consultant as liquidated damages and this Agreement shall be null and void and Consultant shall have no further obligation hereunder. Further, by execution of this Agreement, the Company hereby indemnifies Consultant from any and all costs for expenses or damages incurred and holds Consultant harmless from any and all claims and/or actions that may arise out of providing false or misleading information or by omitting relevant information in connection with the private offering and/or public offering outlined herein.

7.       Miscellaneous.

         (a) Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company, its successors and assigns, all of which are included in the term the "Company" as it is used in this Agreement and upon Consultant, its successors and assigns. Neither this Agreement nor any duty or right hereunder will be assignable or otherwise transferable by either party without the written consent of the other party, except that the Company shall assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business. This Agreement will be deemed materially breached by the Company if its successor or assign does not assume substantially all of the Company's obligations under this Agreement.

         (b) Modification. This Agreement may be modified or amended only by a writing signed by both the Company and Consultant.

         (c) Governing Law. The laws of Colorado will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this

                                                     [Donald G. Mack's initials]

                  Agreement will be brought in an appropriate Colorado court, and both the Company and Consultant hereby consent to the exclusive jurisdiction of that court for this purpose.

         (d) Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

         (e) Waivers. No failure or delay by either the Company or Consultant in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Consultant of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

         (f) Captions. The headings in this Agreement are for convenience only and do not affect this Agreement's interpretation.

         (g) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

         (h) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be effective five days after mailing to the addresses stated below. These addresses may be changed at any time by like notice.

             In the case of the  the Company:   In the case of Consultant:
             ComTec International, Inc.         Gordon E. Beckstead Associates,
             Inc.
             10855 E. Bethany Drive             Stanford Place 3, Suite 201
             Aurora, CO 80014                   4582 South Ulster Street Parkway
                                                Denver, CO  80237

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

 "The Company"                                         "Consultant"
ComTec International, Inc.                  Gordon E. Beckstead Associates, Inc.



By:/s/Donald G. Mack                       By:/s/Gordon E. Beckstead



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